s


                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


|X|      Filed by Registrant.
|_|      Filed by Party other than the Registrant

Check the appropriate box:
|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                          BLACK WARRIOR WIRELINE CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (check the appropriate box):

|X|      No fee required.

|_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         2)  Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         4)  Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         5)  Total Fee Paid:

         -----------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the Fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         -----------------------------------------------------------------------
         2)  Form, Schedule or Registration Statement Number:

         -----------------------------------------------------------------------

         3)  Filing Party:

         -----------------------------------------------------------------------

         4)  Date Filed:

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


                          BLACK WARRIOR WIRELINE CORP.
                               100 Rosecrest Lane
                           Columbus, Mississippi 39701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 23, 2002


         Notice is hereby given that the Annual Meeting of Stockholders of Black Warrior Wireline Corp. (the "Company") will be held at the Wingate Inn, 129 Brickerton Street, Columbus, Mississippi, on Monday, September 23, 2002 at 9:00 AM local time, for the following purposes:

         1. To elect three (3) directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only stockholders of record at the close of business on August 14, 2002 are entitled to notice of and to vote at the Meeting.

         We hope that all of our Stockholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed Proxy and return the same in the enclosed addressed envelope which requires no postage and is intended for your convenience.


Dated:  August 21, 2002                                 Allen R. Neel, Secretary

                          BLACK WARRIOR WIRELINE CORP.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS


         The enclosed Proxy is solicited by the Board of Directors of Black Warrior Wireline Corp. (the "Company"), from the holders of shares of Common Stock, $.0005 par value, to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at the Wingate Inn, 129 Brickerton Street, Columbus, Mississippi, on Monday, September 23, 2002 at 9:00AM local time, and at any adjournments thereof.

         The only business which the Board of Directors intends to present or knows that others will present at the Meeting is the election of three (3) Directors of the Company to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. Management does not know of any other business to be brought before the Meeting, but it is intended that as to any other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder. Any stockholder giving a Proxy has the power to revoke it at any time before the Proxy is voted by revoking it in writing, by executing a later dated Proxy, or appearing at the Meeting and voting in person. Any writing revoking a Proxy should be addressed to Allen R. Neel, Secretary, at the address set forth below.

         The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from the nominees. Votes that are withheld will have no effect on the outcome of the election because the Directors will be elected by a plurality of votes cast.

         Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining the outcome of such vote. Likewise, where authority to vote for the election of Directors is withheld by a stockholder, such shares will not be counted in determining the outcome of such vote. Therefore, broker non-votes with respect to the election of Directors and stockholders who mark their proxies to withhold authority to vote their shares will have no effect on the outcome of such proposal, although broker non-votes and proxies submitted where the vote for the election of Directors is withheld are counted in determining the existence of a quorum.


         Only stockholders of record as of the close of business on August 14, 2002 are entitled to notice of and to vote at the Meeting or any adjournments thereof. On such date, the Company had outstanding voting securities consisting of 12,496,408 shares of Common Stock, $.0005 par value, each of which shares is entitled to one vote.

         The Company's principal executive office address is 100 Rosecrest Lane, Columbus, Mississippi 39701, and the telephone number is (662) 329-1047. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's stockholders on or about August 21, 2002.


                              ELECTION OF DIRECTORS

         At the Meeting, it is proposed to elect three (3) Directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the three (3) nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute. Each nominee is presently a Director of the Company and was elected a Director at the 2001 Annual Meeting of Stockholders held in October, 2001.

         The nominees for Director and their ages are as follows:

                        NAME                                     AGE
                  William L. Jenkins                              49
                  Charles E. Underbrink                           47
                  John L. Thompson                                42


         William L. Jenkins has been President, Chief Executive Officer and a Director of the Company since March 1989. From 1973 until 1980, Mr. Jenkins held a variety of field engineering and training positions with Welex - A Halliburton Company, in the South and Southwest. From 1980 until March 1989, Mr. Jenkins worked with Triad Oil & Gas, Inc., as a consultant, providing services to a number of oil and gas companies. During that time, Mr. Jenkins was involved in the organization of a number of drilling and oil field service companies, including a predecessor of the Company, of which he served as Secretary/Treasurer until 1988. Mr. Jenkins has over twenty-five years' experience in the oil field service business. Mr. Jenkins is the brother-in-law of Danny Ray Thornton, the Company's Vice President-Operations.

         Charles E. Underbrink was elected a Director on April 1, 1998. From July 1995 to March 2001, Mr. Underbrink served as the Chief Executive Officer and Chairman of St. James Capital Corp. and SJMB, L.L.C., Houston-based merchant banking firms. He continues to serve as Chairman of St. James Capital Corp. and SJMB, L.L.C. Mr. Underbrink is also a Director of Somerset House Publishing, HUB, Inc. and Imperial Credit Industries, Inc.

         John L. Thompson was elected a Director in June 1997. Since July 1995, he has served as a Director and President of St. James Capital Corp. and SJMB, L.L.C., Houston-based merchant banking firms. Since March 1, 2001, Mr. Thompson has also served as the Chief Executive Officer of St. James Capital Corp. and SJMB, L.L.C. St. James Capital Corp. also serves as the general partner of St. James Capital Partners, L.P. and SJMB, L.L.C. serves as the general partner of SJMB, L.P., investment limited partnerships, specializing in merchant banking related investments. Prior to co-founding St. James Capital Corp. and SJMB, L.L.C., Mr. Thompson served as a Managing Director of Corporate Finance at Harris Webb & Garrison, a regional investment-banking firm with a focus on mergers and acquisitions, financial restructuring and private placements of debt and equity issues. Mr. Thompson was elected to the Company's Board of Directors in June 1997 pursuant to the terms of Agreements between the Company and St. James Capital Partners, L.P. See "Certain Transactions" for a description of the transactions.


EXECUTIVE OFFICERS

         The current executive officers of the Company are the following:

         NAME                                          POSITION

William L. Jenkins                       President, Chief Executive Officer and
                                         Chief Operating Officer
Allen R. Neel                            Executive Vice President and Secretary
Danny R. Thornton                        Vice President-Operations



         Mr. Jenkins' employment background is described above.

         Allen R. Neel is the Executive Vice-President and Secretary of the Company and has been employed by the Company since August 1990. He currently oversees the Company's directional drilling operations, as well as administration and legal matters. In 1981, Mr. Neel received his BS Degree in Petroleum Engineering from the University of Alabama. From 1981 to 1987, Mr.

Neel worked in engineering and sales for Halliburton Services. From 1987 to 1989, he worked as a District Manager for Graves Well Drilling Co. When the Company acquired the assets of Graves in 1990, Mr. Neel assumed a position with the Company.

         Danny R. Thornton is a Vice-President of the Company and has been employed by the Company since March 1989. From 1982 to March 1989, Mr. Thornton was the president and a principal stockholder of Black Warrior Mississippi, the Company's operational predecessor. Mr. Thornton has been engaged in the oil and gas services industry in various capacities since 1978. His principal duties with the Company include supervising and consulting on wireline operations. Mr. Thornton is Mr. Jenkins' brother-in-law.


EXECUTIVE COMPENSATION - GENERAL

         The following table sets forth the compensation paid or awarded to the President and Chief Executive Officer of the Company and each other executive officer of the Company who received compensation exceeding $100,000 during 2001 for all services rendered to the Company in each of the years 2001, 2000 and 1999.


                                                   SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                               ----------------------------------------- ------------------------------
                                                          BONUS/ANNUAL    SECURITIES      LONG-TERM
          NAME AND                                          INCENTIVE     UNDERLYING      INCENTIVE       ALL OTHER
     PRINCIPAL POSITION          YEAR         SALARY          AWARD         OPTIONS        PAYOUTS      COMPENSATION
--------------------------------------------------------------------------------------------------------------------
William L. Jenkins                2001       $225,000       $123,376          --             -0-          $1,216(1)
   President                      2000       $195,650       $77,726           --             -0-          $1,216(1)
                                  1999       $87,548        $48,376           --             -0-          $1,216(1)

Allen R. Neel                     2001       $139,000          -0-            --             -0-          $9,000(2)
   Executive Vice President       2000       $119,000          -0-            --             -0-          $8,400(2)
                                  1999       $85,000           -0-            --             -0-          $8,400(2)

Danny R. Thornton                 2001       $100,208       $41,025           --             -0-          $3,500(2)
   Vice President                 2000       $79,500        $6,576            --             -0-          $7,000(2)
                                  1999       $77,813        $19,693           --             -0-             -0-

---------------------------------

(1) Includes the premiums paid by the Company on a $1,000,000 insurance policy on the life of Mr. Jenkins which names his wife as beneficiary and owner of the policy.

(2)      Automobile allowance paid to Mr. Neel and Mr. Thornton.

OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2001
---------------------------------------------

         The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company's year ended December 31, 2001.

                                                         % OF TOTAL                                          MARKET
                                   NUMBER OF              OPTIONS/                                         PRICE PER
                                  SECURITIES           SARS GRANTED TO    EXERCISE OR                      SHARE ON
                               UNDERLYING SARS/         EMPLOYEES IN       BASE PRICE     EXPIRATION        DATE OF
        NAME                   OPTIONS GRANTED (1)      FISCAL YEAR        ($/SHARE)         DATE            GRANT
----------------------------------------------------------------------------------------------------------------------
William L. Jenkins                4,000,000               23.9%              $0.75         Feb. 2010         $0.37
Allen R. Neel                     1,050,000                6.3%              $0.75         Feb. 2010         $0.37
Danny R. Thornton                 1,250,000                7.5%              $0.75         Feb. 2010         $0.37


--------------------------
(1)  Represents shares of Common Stock.

         On February 9, 2001, the Company's stockholders approved the adoption of the Company's 2000 Stock Incentive Plan pursuant to which 17,500,000 shares are reserved for the grant of options. At December 31, 2001, options to purchase 16,686,000 shares have been granted to 159 employees under the 2000 Stock Incentive Plan. On February 9, 2001, the Company's stockholders approved an amendment to the 1997 Omnibus Incentive Plan increasing the number of shares reserved for the grant of options to 1,000,000 and an amendment to the 1997 Non-Employee Stock Option Plan increasing the number of shares reserved for the grant of options to 300,000. As of December 31, 2001, options to purchase 315,000 shares and 300,000 shares, respectively, were outstanding under those plans.

STOCK OPTION EXERCISES AND HOLDINGS AT DECEMBER 31, 2001.
---------------------------------------------------------

         The following table provides information with respect to the above named executive officers regarding Company options exercised during the year ended December 31, 2001 and options held at December 31, 2001 (such officers did not exercise any options during the most recent fiscal year).


                                                                                           VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                          AT DECEMBER 31,2001            AT DECEMBER 31, 2001 (1)
                            SHARES
                          ACQUIRED ON     VALUE
         NAME              EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
William L. Jenkins            -0-          -0-        4,000,000           -0-              -0-             -0-
Allen R. Neel                 -0-          -0-        1,050,000           -0-              -0-             -0-
Danny R. Thornton             -0-          -0-        1,250,000           -0-              -0-             -0-


----------------------------
(1)      Based on the closing sales price on December 31, 2001 of $0.40.


OTHER PLANS

         The Company has not adopted any other long-term incentive plans or defined benefit or actuarial pension plans.


EMPLOYMENT AGREEMENTS

         Mr. Jenkins serves as the Company's President, Chief Executive Officer and a Director pursuant to an employment agreement, as amended effective January 1, 2002, expiring on December 31, 2005. Under the agreement, Mr. Jenkins receives a base salary of not less than $350,000 per year. If the Company achieves, during any calendar quarter beginning January 1, 2002, a ratio of EBITDA to sales of 20% or more, Mr. Jenkins will be paid a bonus for the quarter of 1% of the Company's EBITDA during the quarter. As an incentive to retain Mr. Jenkins' services, the Company agreed to loan Mr. Jenkins the sum of $190,000, bearing interest at the applicable federal rate, to be repaid at the rate of one-third of the principal, plus accrued interest, on October 1 of each of the years 2002, 2003 and 2004. If Mr. Jenkins remains employed by the Company on September 30 preceding the date annual principal and interest is due on the loan, the sum due and owing the following day is forgiven. In the event of a Change of Control, as defined, the death or permanent disability of Mr. Jenkins or in the event his employment is terminated without cause, the entire amount owing by Mr. Jenkins is forgiven. In the event of a Change of Control, as defined, the Company agrees that the employment agreement will terminate and Mr. Jenkins will be paid a sum equal to three times the compensation paid to Mr. Jenkins during the twelve months preceding the Change of Control. A Change of Control is defined in the agreement as any person or group of persons acquiring 20% or more of the outstanding shares of voting capital stock of the Company, the sale of more than 25% of the assets of the Company in a single or series of related transactions, a merger of the Company with any other person or firm, a change, during any period of twelve consecutive calendar months, in the individuals who were Directors at the beginning of such period (including Directors whose election or nomination for election was approved by at least two-thirds of the Directors then in office who were Directors at the beginning of the period or whose election was so approved) and such persons cease for any reason other than death or disability to constitute a majority of the Directors then in office, or St. James Capital Corp. ceases to be the general partner, managing partner or otherwise ceases to control St. James Capital Partners, L.P. or SJMB, L.P. The Company also agreed to issue to Mr. Jenkins a five-year common stock purchase warrant to purchase
2.5 million shares of stock exercisable at $0.75 per share. In the event of Mr. Jenkins' death, subject to any restrictions contained in the Company's agreement with General Electric Capital Corporation (GECC), the Company agreed to repurchase the shares and options held by Mr. Jenkins at the fair market value of the shares, as to shares repurchased, and the difference between the fair market value and the option exercise price, as to options repurchased. Under the agreement, the fair market value is the average of the mid-point between the bid and asked prices for the Company's common stock for the twenty trading days preceding death. The Company also confirmed the prior agreement to pay to Mr. Jenkins in the event of a sale of the Company, a sum equal to 1% of the gross sale proceeds or gross value of any stock received, subject to a maximum payment of $500,000. The amended employment agreement further provides that while in the employ of the Company and thereafter Mr. Jenkins will not divulge or use any confidential information of the Company and during the term of his employment will not engage in activities in competition with the Company.

         The Company has entered into five-year employment agreements terminating on March 31, 2006 with each of Allen R. Neel, Executive Vice-President and Danny R. Thornton, Vice-President, Operations, of the Company. Mr. Neel receives base compensation of $139,000 per year. Mr. Thornton receives base compensation of $115,000 per year. On each anniversary date of the agreements, the Company and the employee agree to renegotiate the base salary taking into account the rate of inflation, overall profitability and the cash position of the Company, the performance and profitability of the areas for which the employee is responsible and other factors. The agreements contain restrictions on such persons engaging in activities in competition with the Company during the term of their employment and for a period of two years thereafter.

DIRECTORS' COMPENSATION REPORT

                  The Company's full Board of Directors acts on matters involving the compensation of the Company's executive officers and employees and the grant of options under the Company's option plans other than the 2000 Stock Incentive Plan. At the present time, a compensation committee of the Board of Directors has not been appointed. Messrs. Jenkins and Thompson have been appointed to the option committee under the 2000 Stock Incentive Plan. Executive officers who are Directors whose compensation is being considered do not participate in board or committee actions regarding their compensation. The Board of Directors seeks to assure that the Company's executive officers are adequately and fairly compensated and that their compensation is competitive with other similar-sized companies in the oilfield service industry and, at the same time, reflecting their individual performance and responsibilities within the Company. Historically, the Board has compensated executive officers primarily through the payment of salaries. In recent years, the Company's ability to pay salaries has been impacted by its limited financial resources.

         Mr. Jenkins, the Company's chief executive officer, is employed pursuant to an employment agreement, as amended effective January 1, 2002, whereby he is to receive a base salary of not less than $350,000 per year. If the Company achieves, during any calendar quarter beginning January 1, 2002, a ratio of EBITDA to sales of 20% or more, Mr. Jenkins will be paid a bonus for the quarter of 1% of the Company's EBITDA during the quarter. This employment agreement is more fully described above.


PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the Company's (BWWC) cumulative total stockholder return on its Common Stock with the cumulative total return on the published Standard & Poor's 500 Stock Index (S&P 500) and the cumulative total return on Standard & Poor's 500 Oil and Gas Equipment and Services Index (S&P 500 O&G) over the preceding five-year period. The following graph is presented as required by SEC rules.

                               [GRAPHIC OMITTED]



                     ---------------------------------------------------
                     1996     1997     1998     1999     2000     2001
                     ---------------------------------------------------
S&P 500              100      133.3    171.3    207.4    188.5    166.2
------------------------------------------------------------------------
S&P 500 O&G          100      153.3    87.81    117.8    156.1    102.5
------------------------------------------------------------------------
BWWC                 100      174.3    24.27    15.05    8.98     9.7
------------------------------------------------------------------------

         The comparison of total return on investment (change in year-end stock price plus reinvested dividends) assumes that $100 was invested on December 31, 1996 in the Company's Common Stock, the S&P 500 Index and the S&P 500 Oil and Gas Equipment and Services Index. It includes the reinvestment of any dividends. The Company has never paid any cash dividends.

         The Report of the Compensation Committee or Executive Compensation and the Performance Graph are not deemed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any documents so filed.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         Board of Directors. The Company's Board of Directors held four meetings during the year ended December 31, 2001. Each of the Company's Directors participated in all of the meetings of the Board and of each committee of the board of which he is a member, except that Mr. Alan W. Mann, a Director until September, 2001, and Mr. Thompson each missed attending one meeting of the Board of Directors.

         Audit Committee. Messrs. Jenkins, Underbrink and Thompson, constituting all of the Company's Directors, also constitute the Audit Committee of the Company's Board of Directors. The Audit Committee, among other things, meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants. Each of Messrs. Underbrink and Thompson is, in the opinion of the Company's Board of Directors, an "independent director," as that term is defined under the Rules relating to the NASDAQ Stock Market. As an employee of the Company, Mr. Jenkins is not an "independent director" as defined in the Rules. His presence on the Audit Committee has been considered required in the best interests of the Company because of his knowledge and familiarity with the Company. In the year 2000, the Securities and Exchange Commission adopted new rules relating to the disclosure of information about companies' audit committees. The new rules require that the Company's proxy statement contain a report of the audit committee addressing specific matters and that a company's audit committee charter be included as an attachment to the proxy statement at least once every three years. The audit committee charter was included as an exhibit to the Company's proxy statement dated September 14, 2001.

         The Audit Committee's Report follows.

Audit Committee Report

         The Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. Further, the Audit Committee has discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards No. 61 (SAS 61 - Communication with Audit Committees), as amended, relating to the accountants' judgment about the quality of the Company's accounting principles, judgments and estimates, as applied in its financial reporting.

         The Audit Committee also has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from the Company and its subsidiaries and has discussed with the independent public accountants their independence.

         Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                            Audit Committee

                                            Charles E. Underbrink, Chairman
                                            John L. Thompson
                                            William L. Jenkins

         Other Committees. The Company's Board of Directors has not appointed either a compensation committee or a nominating committee. Messrs. Underbrink, Thompson and Jenkins constitute the Executive Committee of the Board of Directors.

2001 AUDIT AND RELATED FEES

         The following sets forth fees incurred by the Company during the year ended December 31, 2001 for services provided by PricewaterhouseCoopers LLP, the Company's independent public accountant:



                                                     Financial Information
        Financial Statement                            Systems Design and                            All Other
                Fees                                   Implementation Fees                             Fees
-------------------------------------       ------------------------------------------        ------------------------
              $364,245                                        $-0-                                    $28,354



         The Company's Board of Directors believes that the provision of the services during the year ended December 31, 2001 other than those relating to Financial Statement Fees is compatible with maintaining the independence of PricewaterhouseCoopers LLP


CERTAIN TRANSACTIONS

         Commencing in June 1997 through February, 2000, the Company entered into a series of transactions whereby it sold to St. James Capital Partners, L.P., SJMB, L.P. and their affiliates (collectively referred to as "St. James") on the following dates for an aggregate purchase price of $26.4 million the principal amounts of 15% Convertible Promissory Notes and common stock purchase warrants, all expiring on December 31, 2004, to purchase the number of shares stated as follows:


                DATE                       PRINCIPAL AMOUNT OF NOTES(1)         NUMBER OF WARRANTS (5)
     ---------------------------          ------------------------------       ------------------------
          June 6, 1997                           $2.0 million(2)                       2,442,000
       October 9, 1997                           $2.9 million                          4,478,277
      January 23, 1998                           $10.0 million(3)                     18,000,000
      October 30, 1998                           $2.0 million                          4,000,000
     February 18, 1999                           $2.5 million                          4,150,000
     December 17, 1999                           $3.5 million                         14,350,000
     February 14, 2000                           $3.5 million(4)                      14,350,000



---------------------------

(1) Convertible at a current conversion price of $0.75 per share, as adjusted through December 17, 1999 pursuant to anti-dilution adjustments, subject to further possible adjustment as provided in the terms of the warrants.
(2) Excludes an additional $3.0 million borrowed in June 1997 that was repaid in October 1997.

(3) On December 14, 2000 $1,750,000 of this note was converted into 2,333,333 shares of Common Stock, leaving a remaining principal balance of $8,250,000 convertible into an aggregate of 11,000,000 shares of Common Stock.
(4) On September 14, 2001, $83,118 of this principal balance was repaid, leaving a remaining principal balance of $3,416,882 convertible into an aggregate of 4,555,843 shares of Common Stock.
(5) Each warrant represents the right to purchase one share of Common Stock at $0.75 per share, subject to possible further anti-dilution adjustments. In March 2002, in connection with the extension of the maturity date of $17.7 million indebtedness, the Company agreed to extend the expiration date of all these warrants to December 31, 2004.

         Except for those terms relating to the amounts of securities purchased, maturity and expiration dates, interest rates, and conversion and exercise prices, each of such transactions contained substantially identical terms and conditions relating to the purchase of the securities involved. Payment of principal and interest on all the notes is collateralized by substantially all the assets of the Company, subordinated to borrowings by the Company from GECC in the maximum aggregate amount of $40.0 million. The notes are convertible into shares of the Company's Common Stock at the conversion prices set forth in the tables above. The conversion price of the Notes and the exercise price of the Warrants is subject to anti-dilution adjustments for certain issuances of securities by the Company at prices per share of Common Stock less than the conversion or exercise price then in effect in which event the conversion price and exercise price are reduced to the lower price at which such shares were issued. As a consequence of several transactions involving the Company and St. James, the conversion and exercise prices have been reduced pursuant to the anti-dilution adjustments to $0.75 per share. The shares issuable on conversion of the notes and exercise of the warrants have demand and piggy-back registration rights under the Securities Act of 1933. The Company agreed that one person designated by St. James would be nominated for election to the Company's Board of Directors. Mr. John L. Thompson, currently a Director of the Company, serves in this capacity. The Agreements grant St. James certain preferential rights to provide future financings to the Company, subject to certain exceptions. The notes also contain various affirmative and negative covenants, including a prohibition against the Company consolidating, merging or entering into a share exchange with another person, with certain exceptions, without the consent of St. James. Events of default under the notes include, among other events, (i) a default in the payment of principal or interest; (ii) a default under any of the notes and the failure to cure such default for five days, which will constitute a cross default under each of the other notes; (iii) a breach of the Company's covenants, representations and warranties under any of the Agreements; (iv) a breach under any of the Agreements between the Company and St. James, subject to certain exceptions; (v) any person or group of persons acquiring 40% or more of the voting power of the Company's outstanding shares who was not the owner thereof as of October 30, 1998, a merger of the Company with another person, its dissolution or liquidation or a sale of all or substantially all its assets; and (vi) certain events of bankruptcy. In the event of a default under any of the notes, subject to the terms of an agreement between St. James and GECC, St. James could seek to foreclose against the collateral for the notes.

         On December 14, 2000, St. James converted $1,750,000 principal amount of a note and $2,013,111 of accrued interest on indebtedness owing to it into 5,017,481 shares of the Company's Common Stock at a conversion price of $0.75 per share.

         In February, 2000, Hub, Inc., a corporation of which Mr. Underbrink is a Director, purchased for $500,000 an $800,000 note of the Company payable to Fleet Capital Corporation, the Company's previous senior secured lender. Hub, Inc. agreed to accept $500,000 from the Company in payment of the note. Hub, Inc. was paid $500,000 in February, 2000.

         In February 2001, the Company issued to Mr. Underbrink and St. James five-year warrants to purchase 700,000 and 400,000 shares, respectively, of the Company's Common Stock at exercise prices of $0.75 per share. The warrants were issued in consideration of guarantees extended to the Company by Mr. Underbrink and St. James in connection with the Company's borrowings from Coast Business Credit in 2000. The holders of the warrants have the right to include the shares issuable on exercise included in any registration statement filed by the Company under the Securities Act of 1933, as amended, subject to certain limitations.

         On June 17, 1999, the Company sold for $200,000 approximately $329,000 of trade accounts receivable, which was fully reserved due to the customer declaring bankruptcy, to RJ Air, LLC, an entity partially owned by John L. Thompson, a member of the Company's Board of Director's. As of December 31, 2000, the Company has collected $100,000 of the sale price. The remaining $100,000 is represented by an unsecured promissory note executed by Mr. Thompson dated March 1, 2002 in the principal amount of $100,000 bearing interest at the rate of 6% per annum from the inception of sale of the accounts receivable with $50,000, plus one-half of the interest then accrued, due on December 31, 2002 and the balance of principal and interest due on June 30, 2003.

         In connection with the GECC refinancing, the Company agreed with the holders to extend the maturity date of $6.9 million of the $7.0 million principal amount of promissory notes due on June 30, 2001 to December 31, 2004. The remainder of the outstanding principal notes was repaid. The notes bear interest at 15% per annum and are convertible into shares of the Company's common stock at a conversion price of $0.75 per share, subject to an anti-dilution adjustment for certain issuances of securities by the Company at prices per share of common stock less than the conversion price then in effect, in which event the conversion price is reduced to the lower price at which the shares were issued. As a condition to extend the maturity date, holders of the notes are to receive additional five-year common stock purchase warrants exercisable at $0.75 per share to such holders if the Company has not entered into a purchase or merger agreement on or before certain dates. Because such an agreement was not entered into by December 31, 2001, the Company became obligated to issue approximately 2.4 million additional warrants. In the event such an agreement is not entered into by December 31, 2002 with a closing by March 31, 2003, the Company will be obligated to issue approximately 5.2 million additional warrants and if such agreement is not entered into by December 31, 2003 with a closing by March 31, 2004, the Company will be obligated to issue approximately 10.4 million additional warrants. Under the terms of the note extensions, in the event that the Company has not entered into a purchase or merger agreement by December 31, 2003 with a closing date no later than March 31, 2004, an aggregate of 18.2 million additional warrants will have been issued. The exercise price of the warrants that are to be issued are subject to anti-dilution adjustments for certain issuances of securities by the Company at prices per share of common stock less than the exercise price then in effect in which event the exercise price is reduced to the lower price at which such shares were issued.

         The Company also extended until December 31, 2004 the promissory notes totaling $17.7 million owing to St. James which matured in March, 2001. The notes bear interest at 15% per annum and are convertible into shares of the Company's common stock at a conversion price of $0.75 per share, subject to an anti-dilution adjustment for certain issuances of securities by the Company at prices per share of common stock less than the conversion price then in effect, in which event the conversion price is reduced to the lower price at which the shares were issued.

         In connection with the extension of the maturity date of $6.9 million and $17.7 million of indebtedness described above, the Company agreed to extend the expiration date of warrants to purchase an aggregate of 33,070,277 shares of the Company's common stock to December 31, 2004.

         The Company has agreed to pay to SJMB, L.P. a fee of approximately $274,000 in consideration of SJMB, L.P. providing cash collateral of $8.2 million deposited to secure the performance of the continuing guaranty extended by SJMB, L.P. of the Company's borrowing from Coast. In addition, SJMB, L.L.C. received a fee in September, 2001 of $200,000 for services provided by SJMB, L.L.C. in connection with the Company's borrowing from GE Capital. Under the terms of the Credit Facility, the Company is restricted from paying any further sums to either of SJMB, L.P. or SJMB, L.L.C. unless the Company's quarterly report on Form 10-Q reflects that the Company had EBITDA of at least $7.0 million for the quarter ended September 30, 2001 and the amount of such payment is limited to no more than $150,000. The EBITDA sum was not met and the $274,000 balance due SJMB, L.P. is deferred.

         On November 20, 2000, the Company entered into an equipment lease with Big Foot Rental Tool Service, L.L.C., a Louisiana limited liability company of which Mr. Neel is an approximately 20% owner. The Company leased for a term of twenty-four months oil and gas well service equipment with an original cost of approximately $539,000 for a monthly rental of approximately $24,200 over the term of the lease. At the expiration of the lease, the Company had the option to purchase the equipment for approximately $54,000. The Company entered into the lease with Big Foot Rental Tool Service, L.L.C. to provide needed well service equipment at times when other sources of financing to acquire the equipment was unavailable. The rental agreement was terminated in September 2001 and the Company purchased the equipment for $393,000.

                        PRINCIPAL AND OTHER STOCKHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 14, 2002 (a) by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, (b) by each of the Company's Directors and officers, and (c) by all Directors and officers as a group. As of August 14, 2002, the Company had 12,496,408 shares of Common Stock outstanding.


                                                              NUMBER OF SHARES          PERCENTAGE OF
                       NAME AND ADDRESS (1)(2)                     OWNED            OUTSTANDING SHARES(3)
              ------------------------------------------- ------------------------- -----------------------
              William L. Jenkins                                   6,710,000(4)             34.9%

              Danny R. Thornton                                    1,250,666(5)              9.1%

              Allen R. Neel                                        1,443,261(6)             10.4%

              Charles E. Underbrink                              113,259,378(7)             93.8%
              c/o St. James Capital Partners, L.P.
              4295 San Felipe
              Suite 200
              Houston, TX  77027

              John L. Thompson                                   108,916,938(8)             93.6%
              c/o St. James Capital Partners, L.P.
              4295 San Felipe - Suite 200
              Houston, TX  77027

              St. James Capital Partners, L.P.                   106,937,077(9)             93.5%
              ("SJCP"), SJMB, L.P. ("SJMB"), and
              affiliates
              4295 San Felipe - Suite 200
              Houston, Texas  77027

              Bendover Corp. (10)                                  3,814,235                30.5%
              Alan W. Mann
              M. Dale Jowers
              1053 The Cliffs Blvd.
              Montgomery, TX  77356

              All Directors and Officers as a Group
                 (5 persons)                                     122,663,305                94.4%


(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.

(2) Unless otherwise indicated, the address for each of the above is c/o Black Warrior Wireline Corp., 100 Rosecrest Lane, Columbus, Mississippi 39701.
(3) The percentage of outstanding shares calculation is based upon 12,496,408 shares outstanding as of August 14, 2002, except as otherwise noted.
(4)      Includes 6,500,000 shares issuable on exercise of options.
(5)      Includes 1,250,000 shares issuable on exercise of an option.
(6) Includes 1,050,000 shares issuable on exercise of an option. Also includes an aggregate of 393,261 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 14, 2002.
(7) Includes an aggregate of 106,937,077 shares held directly by SJCP, SJMB and their affiliates and shares issuable on exercise of warrants and conversion of notes and accrued interest through August 14, 2002 deemed held beneficially by Messrs. Underbrink and Thompson because of their relationships with SJCP and SJMB. Also includes an aggregate of 6,322,301 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 14, 2002 held directly by Mr. Underbrink and shares issuable on conversion of notes and accrued interest through August 14, 2002 held jointly by Messrs. Underbrink and Thompson.
(8) Includes an aggregate of 106,937,077 shares held directly by SJCP, SJMB and their affiliates and shares issuable on exercise of warrants and conversion of notes and accrued interest through August 14, 2002 deemed held beneficially by Messrs. Underbrink and Thompson because of their relationships with SJCP and SJMB. Also includes an aggregate of 1,979,861 shares issuable on exercise of warrants and conversion of notes and accrued interest through August 14, 2002 held directly by Mr. Thompson and shares issuable on conversion of notes and accrued interest through August 14, 2002 held jointly by Messrs. Underbrink and Thompson.
(9) Includes shares issuable to St. James Capital Partners, LP and St. James Merchant Bankers L.P. and their affiliates on conversion of notes and accrued interest through August 14, 2002 and exercise of warrants. See "Certain Transactions."
(10) Based on information contained in the Schedule 13D dated October 9, 1997. On October 9, 1997, the Company issued 647,569 shares and paid $586,000 in cash to purchase substantially all the assets of Diamondback Directional, Inc. (which corporation subsequently changed its name to Bendover Corp.). As of December 22, 1999, the Company issued an additional 2,666,667 shares to Bendover Corp. as part of the consideration paid to resolve certain litigation. Messrs. Mann and Jowers each own approximately 42.5% of the outstanding capital stock of Bendover Corp.


                              CERTIFYING ACCOUNTANT

         No principal accountant has been selected or is being recommended to security holders for election, approval or ratification in the current year. The Company's Board of Directors has not completed its selection procedures.

         The Company expects a representative of PricewaterhouseCoopers LLP to be present at the Meeting and to be available to respond to appropriate questions or make a statement if they desire to do so.


          SUBMISSION OF STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

         Any proposals which Stockholders intend to present for a vote of Stockholders at the Company's 2003 Annual Meeting, and which such Stockholders desire to have included in the Company's Proxy Statement and Form of Proxy relating to that Meeting, must be sent to the Company's executive office and received by the Company on or before April 23, 2003.

                                     GENERAL


         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone, and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

         The Company's annual report on Form 10-K for the year ended December 31, 2001, including financial statements, and its quarterly report on Form 10-Q for the quarter and six months ended June 30, 2002 are being mailed to Stockholders herewith. Such reports are not, however, a part of this proxy statement.




                                            By Order of the Board of Directors

Dated: August 21, 2002                      Allen R. Neel,  Secretary

                                                       APPENDIX:  FORM OF PROXY


                          BLACK WARRIOR WIRELINE CORP.
                               100 Rosecrest Lane
                           Columbus, Mississippi 39701

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints William L. Jenkins and Danny Ray Thornton, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of Black Warrior Wireline Corp. held of record by the undersigned on August 14, 2002 at the Annual Meeting of Shareholders to be held on September 23, 2002 or any adjournment thereof.

         1.       Election of Directors

                  |_| For all nominees listed below (except as marked to contrary below)

                  |_| Withhold Authority to vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                               William L. Jenkins
                              Charles E. Underbrink
                                John L. Thompson



          2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTORS.

         PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


         WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS

SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT
OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.




Dated:                 , 2002
         --------------



         -------------------------------------
                                     Signature
                                     Title (if required)



         -------------------------------------
                                     Signature (if held jointly)